EXHIBIT 99.1

CapitalSource Reports Fourth Quarter and Full Year 2012 Results

  Fourth Quarter Net Income of $47 Million or $0.22 Per Share
  19% Annual Loan Growth at CapitalSource Bank Following 4Q Loan Production of $843 Million
  Net Interest Margin at CapitalSource Bank of 4.84% in 4Q
  8 Million Shares Repurchased in 4Q - Outstanding Shares Reduced by 35% Since December 2010
  $104 Million Special Dividend Paid in December 2012 ($0.50 Per Share) Increased Total Capital Returned to Shareholders to $919 Million Since December 2010

LOS ANGELES, Jan. 29, 2013 (GLOBE NEWSWIRE) -- CapitalSource Inc. (NYSE:CSE) today announced financial results for the fourth quarter of 2012. The Company reported net income for the quarter of $47 million or $0.22 per diluted share, which included $0.06 per diluted share of non-recurring tax benefits, compared to net income of $31 million or $0.14 per diluted share in the prior quarter and net income of $9 million or $0.03 per diluted share in the fourth quarter of 2011. Net income for the full year 2012 was $491 million or $2.13 per diluted share, compared to a net loss of $52 million or $0.17 per diluted share for the full year 2011.

"The fourth quarter concluded a year of substantial achievement on key financial metrics and important progress on our principal strategic objectives, including growing CapitalSource Bank, returning excess capital to shareholders, reversing a substantial portion of our deferred tax asset valuation allowance and significantly improving and stabilizing the overall credit profile of our loan portfolio," said James J. Pieczynski, CapitalSource CEO. "Our return of capital initiative continued in the fourth quarter, with payment of a $0.50 per share special dividend in December and eight million additional shares repurchased. Since December of 2010 we have returned over $900 million to shareholders in the form of dividends and share repurchases, while retiring 35% of our outstanding shares," concluded Pieczynski.

"We had another solid quarter at CapitalSource Bank to close out 2012: 4Q loan growth of $441 million (8%) resulted in annual growth of 19%, our net interest margin was 4.84% for the quarter and return on assets was 1.8%," said Tad Lowrey, CapitalSource Bank Chairman and CEO. "Pre-tax income for the full year was up 21% over the prior year. Total assets and deposits each increased by 9% and our credit profile improved significantly, as evidenced by total nonperforming assets of just 64 basis points at year-end. Looking ahead to 2013, we expect to achieve bank holding company status for the Parent and conversion to a state bank commercial charter for the Bank by year end," added Lowrey.

"Though the full economic benefit will not be evident until the first quarter of 2013, we successfully redeployed $296 million of excess liquidity at the Bank to fund a substantial portion of fourth quarter loan growth, which will provide a head start for 2013 earnings. We enter the new year with a very strong balance sheet, on both a consolidated and Bank only basis - with high capital levels, growing earnings, a solid credit profile and substantial capacity to continue returning excess Parent capital to shareholders," said John Bogler, CapitalSource CFO. "Strong Parent cash flow supported our capital management activities in the fourth quarter. We were able to return nearly $170 million to shareholders via dividends and share repurchases and still had unrestricted cash at the Parent of $117 million at quarter end."

CAPITALSOURCE BANK SEGMENT

This segment includes our commercial lending and banking business activities in CapitalSource Bank.

Fourth Quarter 2012 Highlights

  Net Income was $34 million, unchanged from the prior quarter.
  Loans and Leases increased $441 million as funded loan and lease production of $843 million, compared to $623 million in the prior quarter, raised full year loan growth to $909 million. Total loans and leases were $5.8 billion at quarter end, an increase of 19% since December 31, 2011.
  Net Interest Margin was 4.84%, a decrease of 13 basis points from the prior quarter, primarily due to lower yields on average balances for new loans and investments. Loan yield declined 15 bps in the quarter, but was partially offset by an increase in the average loan balance of $111 million. The full impact of the strong loan growth in 4Q will not be evident until 1Q'13, as a significant portion of the loan production occurred near year end.
  Capital - The Tier 1 leverage ratio increased 24 basis points to 13.06%, while the total risk-based capital ratio decreased 19 basis points to 16.50% due to loan growth, funded in large part by liquid investments, which resulted in a shift in asset mix from lower risk weighted liquid assets to higher risk-weighted loans.
  Credit Quality - Loan loss provision was $1.4 million, compared to $0.3 million in the prior quarter. The provision was positively impacted by recoveries of $8.1 million due to the resolution of previously charged off amounts, compared to $4.9 million of recoveries in the prior quarter. Net charge-offs were $1.0 million in the quarter, compared to $3.6 million in the prior quarter. Non-accrual loans decreased to $42 million or 0.74% of loans at quarter end, compared to $64 million or 1.21% of loans at the end of the prior quarter. Non-performing assets declined by $23 million to $47 million or 0.64% of total assets. The allowance for loan and lease losses was $99 million or 1.76% of loans at quarter end, compared to $98 million or 1.89% of loans at the end of the prior quarter.

Fourth Quarter Details

	Quarter Ended
				12/31/12 vs 09/30/12		12/31/12 vs 12/31/11
	12/31/2012	9/30/2012	12/31/2011	$	%	$	%
($ in thousands)
Interest income	$98,544	$99,807	$94,497	$(1,263)	(1)%	$4,047	4%
Interest expense	15,122	15,521	15,998	399	3	876	5
Provision for loan losses	1,447	273	3,903	(1,174)	(430)	2,456	63
Non-interest income	18,243	13,585	13,743	4,658	34	4,500	33
Non-interest expense	44,262	39,964	41,455	(4,298)	(11)	(2,807)	(7)
Income tax expense	22,008	23,782	19,548	1,774	7	(2,460)	(13)
Net income	33,948	33,852	27,336	96	—	6,612	24

Net Interest Margin was 4.84%, a decrease of 13 basis points from the prior quarter. Interest income was $99 million, a decrease of $1 million from the prior quarter primarily due to lower investment yield. NIM for the full year 2012 was 4.97%. Net interest income was $83 million, a decrease of $1 million from the prior quarter.

	Quarter Ended
	12/31/2012			9/30/2012
Net Interest Margin	Average Balance	Interest Income/Expense	Average Yield/Cost	Average Balance	Interest Income/Expense	Average Yield/Cost
($ in thousands)
Loans	5,342,683	91,328	6.80%(1)	5,231,242	91,367	6.95%
Investment securities	1,191,851	6,770	2.26	1,206,868	8,123	2.68
Cash and other interest-earning assets	324,703	446	0.55	314,439	317	0.40
Total interest-earning assets	6,859,237	98,544	5.72	6,752,549	99,807	5.88
Deposits	5,557,241	12,366	0.89	5,469,501	12,738	0.93
Borrowings	597,772	2,756	1.83	597,674	2,783	1.85
Total interest-bearing liabilities	6,155,013	15,122	0.98	6,067,175	15,521	1.02
Net interest income / spread		83,422	4.74%		84,286	4.86%
Net interest margin			4.84%			4.97%

(1) Loan yield for the quarter included 51 basis points of fee and discount accretion, compared to 70 basis points in the prior quarter

Non-interest Expense was $44 million, an increase of $4 million from the prior quarter. Operating expenses were $41 million, an increase of $4 million from the prior quarter due primarily to year-end incentive compensation accruals and a return to more normal servicing expense levels compared to the prior quarter.

Income Tax Expense was $22 million for the quarter, compared to $24 million in the prior quarter. The effective tax rate for the quarter was 39% compared to 41% in the prior quarter.

Cash and Investments decreased by $296 million to $1.4 billion as available liquidity was redeployed to fund net loan growth. The portfolio yield at quarter end increased 20 basis points to 2.21%, primarily due to a lower mix of cash and cash equivalents, partially offset by lower yields on our investment portfolio.

Cash and Investments	12/31/2012			9/30/2012
($ in thousands)	Balance	Yield	Duration (Years)	Balance	Yield	Duration (Years)
Cash and cash equivalents and restricted cash	230,305	0.17%	0.0	508,862	0.26%	--
Agency callable notes	5,008	2.48%	2.8	5,031	2.50%	3.1
Agency debt	—	—	0.0	23,359	1.90%	0.1
Agency MBS	978,513	2.32%	2.7	966,856	2.51%	2.6
Non-agency MBS	41,347	4.21%	2.1	45,396	4.26%	2.0
CMBS	108,233	4.00%	1.9	108,066	4.00%	2.1
Asset-backed securities	9,592	11.19%	0.8	10,985	11.22%	0.9
U.S. Treasury and agency securities	18,315	2.38%	6.0	18,296	2.56%	6.1
	1,391,313	2.21%	2.2	1,686,851	2.01%	1.8

Loans and Leases increased $441 million (8.2%) from the prior quarter. For the full year 2012, loans and leases increased $909 million (18.6%) as detailed below.

	Quarter Ended
Loan and Lease Roll Forward(1)	12/31/2012	9/30/2012	12/31/2011
($ in thousands)
Beginning balance	5,362,665	5,338,673	4,551,561
New fundings	843,208	623,445	664,819
Existing loans and leases
Principal repayments, net	(381,240)	(535,047)	(296,289)
Leased equipment depreciation	(3,036)	(2,307)	(2,012)
Transfers to held for sale, net	—	(13,260)	(100,611)
Loan sales	(15,810)	(44,285)	(6,411)
Transfers to foreclosed assets	(1,120)	(932)	(849)
Net charge-offs	(977)	(3,622)	(27,937)
Loans purchased from the Parent	—	—	112,021
Ending balance	5,803,690	5,362,665	4,894,292

(1) Includes operating leases and equity investments related to operating leases which are included in other assets and other investments, respectively, on our balance sheet

	Quarter Ended
Loan and Lease Portfolio Detail	12/31/2012	9/30/2012	12/31/2011
($ in thousands)
Healthcare Asset Based	159,143	155,444	213,047
Equipment Finance(1)	609,350	561,607	441,773
Lender Finance & Timeshare	844,776	763,144	750,667
Insurance Premium Finance	17,236	11,083	—
Other Asset Based	63,501	46,060	44,970
Total Asset Based	1,694,006	1,537,338	1,450,457
General Cash Flow	187,637	216,213	239,944
Technology Cash Flow	612,892	595,689	448,971
Healthcare Cash Flow	377,694	300,210	286,057
Security Cash Flow	306,134	272,531	306,533
Professional Practice	176,480	158,608	110,240
Total Cash Flow	1,660,837	1,543,251	1,391,745
General Commercial Real Estate	634,561	670,994	476,407
Multi Family	903,048	867,654	856,494
Healthcare Real Estate	671,060	519,042	554,645
Small Business	240,178	224,386	164,544
Total Real Estate	2,448,847	2,282,076	2,052,090
Total	5,803,690	5,362,665	4,894,292

(1) Includes $137 million of operating leases and related equity investments as of December 31, 2012 and $102 million as of September 30, 2012, which are included in other assets and other investments, respectively, on our balance sheet

Deposits were $5.6 billion at quarter end, an increase of $44 million from the prior quarter. The weighted average interest rate on total deposits declined 4 basis points to 0.87% at quarter end. The weighted average rate of new and renewing time deposits in the quarter was 0.84%, compared to 0.86% in the prior quarter.

FHLB Borrowings were $595 million, a decrease of $5 million from the prior quarter. The weighted average rate of FHLB borrowings was 1.80% as of December 31, 2012, compared to 1.81% at the end of the prior quarter and the average remaining maturity was 3.2 years, compared to 3.4 years at the end of the prior quarter.

Allowance for Loan and Lease Losses was $99 million or 1.76% of the loan portfolio, an increase of $0.5 million from the prior quarter as detailed below.

	Quarter Ended
Allowance for Loan and Lease Losses	12/31/2012
($ in thousands)	General	Specific	Total	% Loans
Beginning balance	90,154	8,281	98,435
Provision / (Release)	6,919	(5,472)	1,447
Charge-offs, net	—	(977)	(977)
Ending balance	97,073	1,832	98,905	1.76%

	Quarter Ended
	9/30/2012
	General	Specific	Total	% Loans
Beginning balance	87,912	13,872	101,784
Provision / (Release)	2,242	(1,969)	273
Charge-offs, net	—	(3,622)	(3,622)
Ending balance	90,154	8,281	98,435	1.89%

Non-performing Assets were $47 million or 0.64% of total assets, a decrease of $23 million (33%) from the prior quarter and a decrease of $80 million (63%) from one year ago. Non-accrual loans were $42 million, a decrease of $22 million (35%) from the prior quarter and a decrease of $79 million (65%) from one year ago.

Non-performing Assets	12/31/2012		9/30/2012
	Balance	% of Total Assets	Balance	% of Total Assets
($ in thousands)
Non-accrual loans - current	15,477	0.21%	26,836	0.37%
Non-accrual loans - delinquent 30-89 days	20,210	0.27	29,948	0.41
Non-accrual loans - delinquent 90+ days	6,330	0.09	7,462	0.10
Total non-accrual loans	42,017	0.57	64,246	0.88
REO	5,135	0.07	6,050	0.08
Total non-performing assets	47,152	0.64%	70,296	0.96%

Troubled Debt Restructurings were $46 million, a decrease of $20 million (30%) from the prior quarter. For the full year 2012, TDRs declined $47 million (51%). TDRs on accrual status decreased to $15 million from $20 million in the prior quarter. Non-accruing TDRs were $31 million (included in the "Non-accrual loans" in the table above), $12 million of which were current as to payment status, compared to $16 million in the prior quarter.

OTHER COMMERCIAL FINANCE SEGMENT

This segment includes the CapitalSource Inc. loan portfolio and other business activities at the Parent Company.

Fourth Quarter 2012 Details

Net Income was $14 million, compared to a net loss of $2 million in the prior quarter. On a pretax basis, earnings increased $9 million due to higher investment income and lower REO related expenses as summarized below.

	Quarter Ended
				12/31/12 vs. 9/30/12		12/31/12 vs. 12/31/11
	12/31/2012	9/30/2012	12/31/2011	$	%	$	%
($ in thousands)
Interest income	16,050	16,899	24,088	(849)	(5)%	(8,038)	(33)%
Interest expense	3,750	3,992	6,965	242	6	3,215	46
Provision for loan losses	7,428	8,686	7,632	1,258	14	204	3
Non-interest income	7,998	1,439	22,372	6,559	456	(14,374)	(64)
Non-interest expense	11,118	13,037	49,886	1,919	15	38,768	78
Income tax (benefit) expense	(11,857)	(5,779)	263	6,078	105	12,120	4,608
Net income (loss)	13,609	(1,598)	(18,286)	15,207	952	31,895	174

Interest Income was $16 million, a decrease of $1 million from the prior quarter due primarily to a lower average loan balance. Interest income for the full year 2012 declined by $62 million (44%) as total loans declined by 46% over the period.

Non-interest Income was $8 million compared to $1.4 million in the prior quarter. The current quarter included a $1.5 million gain on the sale of loans and gains of $6.7 million on the sale of equity investments and dividend income on equity investments. The equity investments on the Parent Company balance sheet which produced capital gains and dividends in the fourth quarter are legacy assets and any future gains or dividends are not predictable.

Non-interest Expense was $11 million, compared to $13 million in the prior quarter. Operating expenses were $12 million, an increase of $1 million from the prior quarter due primarily to higher professional fees. Non-operating expenses resulted in income of $1 million, a net expense decrease of $3 million from the prior quarter, due to $4.3 million of gains on the sale of foreclosed assets.

Unrestricted Cash at quarter end was $117 million, a decrease of $39 million from the prior quarter. The largest sources of cash were loan sales and principal collections of $138 million related to non-securitized loans. The principal uses of cash in the quarter were share repurchases totaling $61 million and a special dividend totaling $104 million.

Loans decreased by $161 million from the prior quarter as detailed below. The securitized loan balance was $355 million, a decrease of $56 million from the prior quarter. The non-securitized loan balance was $171 million, a decrease of $105 million from the prior quarter. For the full year 2012, loans decreased by $445 million (46%).

	Quarter Ended
Loan and Lease Roll Forward	12/31/2012	9/30/2012	12/31/2011
($ in thousands)
Beginning balance	687,576	801,127	1,284,101
Existing loans and leases
Principal repayments, net	(58,285)	(46,939)	(97,348)
Transfers to held for sale, net	(22,698)	(39,930)	(62,932)
Loan sales	(63,019)	(14,616)	—
Transfers to foreclosed assets	—	—	(1,880)
Net charge-offs	(17,255)	(12,066)	(38,319)
Intercompany sales	—	—	(112,021)
Ending balance	526,319	687,576	971,601

Allowance for Loan and Lease Losses was $18 million, or 3.53% of the loan portfolio, a decline of $10 million from the prior quarter primarily due to charge-offs as detailed below.

	Quarter Ended
Allowance for Loan and Lease Losses	12/31/2012
($ in thousands)	General	Specific	Total	% Loans
Beginning balance	16,663	11,532	28,195
(Release) / Provision	(2,946)	10,374	7,428
Charge-offs, net	—	(17,255)	(17,255)
Ending balance	13,717	4,651	18,368	3.53%

	Quarter Ended
	9/30/2012
	General	Specific	Total	% Loans
Beginning balance	24,647	6,928	31,575
(Release) / Provision	(7,984)	16,670	8,686
Charge-offs, net	—	(12,066)	(12,066)
Ending balance	16,663	11,532	28,195	4.15%

Non-performing Assets were $83 million, a decline of $26 million (24%) from the prior quarter due to declines in both non-accruals and REO as detailed below. For the full year 2012, non-performing assets declined $101 million (55%). As of December 31, 2012, $46 million of non-accrual loans were current as to payment status. All collections on those loans are applied to the outstanding principal balance.

Non-performing Assets	12/31/2012		9/30/2012
	Balance	% of Total Assets	Balance	% of Total Assets
($ in thousands)
Non-accrual loans current	46,304	3.89%	60,576	4.31%
Non-accrual loans - delinquent 30-89 days	56	—	58	—
Non-accrual loans - delinquent 90+ days	35,002	2.95	38,085	2.70
Total non-accrual loans	81,362	6.84	98,719	7.01
Accruing loans - delinquent 90+ days	--	--	--	--
REO	1,844	0.15	10,264	0.73
Total non-performing assets	83,206	6.99%	108,983	7.74%

Troubled Debt Restructurings were $101 million, a decrease of $53 million from the prior quarter. For the full year 2012, TDRs declined $116 million (53%). TDRs on accrual status decreased by $41 million to $68 million. Non-accruing TDRs were $33 million (included in the "Non-accrual loans" in the table above), though $21 million were current as to payment status compared to $30 million in the prior quarter.

CONSOLIDATED

Fourth Quarter 2012 Details

Net Income was $47 million or $0.22 per diluted share, which included $0.06 per diluted share of non-recurring tax benefits, compared to net income of $31 million or $0.14 per diluted share in the prior quarter as detailed below. Pre-tax income was $58 million compared to $49 million in the prior quarter.

	Quarter Ended
				12/31/12 vs. 9/30/12		12/31/12 vs. 12/31/11
	12/31/2012	9/30/2012	12/31/2011	$	%	$	%
($ in thousands)
Interest income	114,921	115,234	119,337	(313)	—	(4,416)	(4)%
Interest expense	18,872	19,513	22,963	641	3	4,091	18
Provision for loan and lease losses	8,875	8,959	11,535	84	1	2,660	23
Non-interest income	20,549	9,297	16,315	11,252	121	4,234	26
Non-interest expense	49,423	47,009	72,407	(2,414)	(5)	22,984	32
Income tax expense	11,224	18,003	19,811	6,779	38	8,587	43
Net income	47,076	31,047	8,936	16,029	52	38,140	427

Interest Income was $115 million, unchanged from the prior quarter. Interest income for the full year 2012 was $468 million, compared to $510 million in 2011.

Net Interest Margin was 5.00%, an increase of 1 basis point from the prior quarter due primarily to recovery of non-accrual interest. Net interest income was $96 million, unchanged from the prior quarter. Net interest income for the full year increased 8% to $389 million, compared to $360 million in 2011.

Non-interest Income was $21 million compared to $9 million in the prior quarter. The current quarter included a $2.5 million gain on the sale of loans and $6.7 million of gains on the sale of equity investments and dividend income on equity investments. The equity investments on the Company's balance sheet which produced capital gains and dividends in the fourth quarter are legacy assets and any future gains or dividends are not predictable.

Non-Interest Expense was $49 million, an increase of $2 million from the prior quarter as detailed below. Total operating expenses were $47 million, compared to $42 million in the prior quarter due to higher incentive compensation expense and professional fees. Non-operating expenses were $3 million, compared to $5 million in the prior quarter due to $4.3 million of non-recurring gains on the sale of foreclosed assets. For the full year 2012, total operating expenses declined $25.6 million (12%) to $186 million.

	Quarter Ended
Non-Interest Expense	12/31/2012	9/30/2012	% Change
($ in thousands)
Compensation and benefits	$28,083	$25,523	(10)%
Professional fees	3,656	2,469	(48)
Occupancy expenses	3,438	3,422	—
FDIC fees and assessments	1,538	1,507	(2)
General depreciation and amortization	1,398	1,330	(5)
Other administrative expenses	8,608	7,660	(12)
Total operating expenses	46,721	41,911	(11)
Leased equipment depreciation	3,036	2,307	(32)
Expense of real estate owned and other foreclosed assets, net	211	2,308	91
Other non-interest expense, net	(545)	483	213
Total non-interest expense	$49,423	$47,009	(5)%

Loans and Leases increased $280 million from the prior quarter as detailed below. For the full year loans and leases increased by $464 million (8%).

	Quarter Ended
Loan and Lease Roll Forward (1)	12/31/2012	9/30/2012	12/31/2011
($ in thousands)
Beginning balance	6,050,241	6,139,800	5,835,662
New fundings	843,208	623,445	664,819
Existing loans and leases
Principal repayments, net	(439,525)	(581,985)	(393,637)
Leased equipment depreciation	(3,036)	(2,307)	(2,012)
Transfers to held for sale, net	(22,698)	(53,190)	(163,543)
Loan sales	(78,829)	(58,902)	(6,411)
Transfers to foreclosed assets	(1,120)	(932)	(2,729)
Net charge-offs	(18,232)	(15,688)	(66,256)
Ending balance	6,330,009	6,050,241	5,865,893

(1) Includes operating leases and equity investments related to operating leases which are included in Other Assets and Other Investments on our balance sheet

Allowance for Loan and Lease Losses was $117 million, or 1.91% of the loan portfolio, compared to $127 million, or 2.15% at the end of the prior quarter.

Net Charge-offs were $18 million, an increase of $3 million from the prior quarter.  Net charge-offs as a percentage of average loans for the twelve month period ended December 31, 2012 were 1.27%, compared to 2.09% for the twelve month period ended September 30, 2012 and 4.62% for the period ending December 31, 2011.

	Quarter Ended
Allowance for Loan and Lease Losses	12/31/2012
($ in thousands)	General	Specific	Total	% Loans
Beginning balance	106,817	19,813	126,630
Provision	3,973	4,902	8,875
Charge-offs, net	—	(18,232)	(18,232)
Ending balance	110,790	6,483	117,273	1.91%

	Quarter Ended
	9/30/2012
	General	Specific	Total	% Loans
Beginning balance	112,559	20,800	133,359
(Release) / Provision	(5,742)	14,701	8,959
Charge-offs, net	—	(15,688)	(15,688)
Ending balance	106,817	19,813	126,630	2.15%

Non-performing Assets were $130 million, a decline of $49 million (27%) from the prior quarter primarily due to a $40 million decrease in non-accrual loans. For the full year 2012, non-performing assets declined $181 million (58%). As of December 31, 2012, $62 million of non-accrual loans were current as to payment status. All collections on those loans are applied to the outstanding principal balance.

Non-performing Assets	12/31/2012		9/30/2012
	Balance	% of Total Assets	Balance	% of Total Assets
($ in thousands)
Non-accrual loans - current	61,781	0.72%	87,412	1.00%
Non-accrual loans - delinquent 30-89 days	20,266	0.24	30,006	0.35
Non-accrual loans - delinquent 90+ days	41,332	0.48	45,547	0.53
Total non-accrual loans	123,379	1.44	162,965	1.88
Accruing loans - delinquent 90+ days	--	--	--	--
REO	6,979	0.08	16,314	0.19
Total non-performing assets	130,358	1.52%	179,279	2.07%

Troubled Debt Restructurings were $147 million, a decrease of $72 million from the prior quarter. For the full year 2012, TDRs declined $163 million (53%). TDRs on accrual status decreased by $46 million to $83 million. Non-accruing TDRs were $64 million (included in the "Non-accrual loans" in the table above), though $33 million were current as to payment status, compared to $46 million in the prior quarter.

Valuation Allowance related to the Company's deferred tax assets was $129 million, a decrease of $30 million from the end of the prior quarter, primarily due to changes in DTA balances for which we maintain a full valuation allowance. The net deferred tax asset at quarter end after subtracting the valuation allowance was $362 million, a decrease of $9 million from the prior quarter.

Consolidated GAAP Tax Expense was $11 million, which equates to an effective tax rate of 19.3%.  The reduction from a more normalized rate of 40-41% was caused primarily by adjustments to the tax valuation allowance for actual and expected use of capital loss carry forwards, a true-up of prior quarter state taxes in connection with the annual process for revising state apportionment factors, and a reduction in the state FIN 48 liability.

Book Value Per Share was $7.75 at the end of the quarter, a decrease of $0.34 from the end of the prior quarter due primarily to the special dividend of $0.50 per share paid partially offset by net income. Total shareholders' equity was $1.6 billion at the end of the quarter, including intangible assets of $173 million, which was a decrease of $118 million or $0.34 per share from the prior quarter.

Tangible Book Value Per Share was $6.93 at the end of the quarter, a decrease of $0.36 from the end of the prior quarter due primarily to the special dividend of $0.50 per share partially offset by net income.

Average Diluted Shares Outstanding were 213.5 million shares for the quarter, compared to 226.4 million shares for the prior quarter. Average diluted shares for the full year 2012 were 230.2 million. Total outstanding shares at December 31, 2012 were 209.6 million.

Share Repurchases during the quarter totaled 8 million shares at a total cost of $61 million. Total share repurchases during 2012 were $343 million. Since December 2010 through December 31, 2012, the Company repurchased 120.9 million shares, at an average purchase price of $6.53 per share, resulting in a net reduction in outstanding shares of 35%. The remaining authority for share repurchases under the Board approved share buyback program as of December 31, 2012 was $226.4 million.

Any share repurchases made pursuant to the Company's stock repurchase program will be made through open market purchases or privately negotiated transactions from time to time until December 2013. The amount and exact timing of any repurchases will depend upon market conditions and other factors. There are no assurances the Company will repurchase any shares during the period and the plan may be suspended or discontinued at any time.

Quarterly Cash Dividend of $0.01 per common share was paid on December 26, 2012 to common shareholders of record on December 20, 2012.

Special Cash Dividend of $0.50 per common share was paid on December 26, 2012 to common shareholders of record on December 20, 2012.

Conference Call Details

A conference call to discuss the Company's fourth quarter and full year 2012 results will be hosted on Tuesday, January 29, 2013 at 2:30 p.m. PST / 5:30 p.m. EST. Interested parties may access the call via webcast on the Investor Relations section of the CapitalSource web site at http://ir.capitalsource.com. An audio replay will also be available on the website from approximately 5:00 p.m. PST / 8:00 p.m. EST January 29, 2013 through July 30, 2013.

CapitalSource Bank Call Report

CapitalSource Bank will file its Consolidated Reports of Condition and Income for a Bank With Domestic Offices Only-FFIEC 041, for the quarter ended December 31, 2012 (the Call Report) with the Federal Deposit Insurance Corporation (FDIC) on January 30, 2013. The Call Report will subsequently be posted by the FDIC on its website at http://cdr.ffiec.gov/Public/.

About CapitalSource

CapitalSource Inc. (NYSE:CSE), through its wholly owned subsidiary CapitalSource Bank, makes commercial loans to small and middle-market businesses nationwide and offers depository products and services in 21 retail branches in southern and central California. CapitalSource, headquartered in Los Angeles, CA, had total assets of $8.5 billion and total deposits of $5.6 billion as of December 31, 2012. For more information, visit www.capitalsource.com.

Forward Looking Statements

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including certain plans, expectations, strategies, goals, and projections and including statements about our expectations regarding converting CapitalSource Bank's charter to a commercial charter, all which are subject to numerous assumptions, risks, and uncertainties. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words 'anticipate,' 'assume,' 'intend,' 'believe,' 'expect,' 'estimate,' 'forecast,' 'plan,' 'position,' 'project,' 'will,' 'should,' 'would,' 'seek,' 'continue,' 'outlook,' 'look forward,' and similar expressions are generally intended to identify forward-looking statements. All forward-looking statements (including statements regarding preliminary and future financial and operating results and future transactions and their results) involve risks, uncertainties and contingencies, many of which are beyond our control which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements. Actual results could differ materially from those contained or implied by such statements for a variety of factors, including without limitation: we may not receive the regulatory approvals needed to become a bank holding company within our expected timeframe or at all and alternative approaches to charter conversion may be unavailable or may not succeed; and other factors described in CapitalSource's 2011 Annual Report on Form 10-K and documents subsequently filed by CapitalSource with the Securities and Exchange Commission. All forward-looking statements included in this release are based on information available at the time of the release. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise except as required by applicable law.

CapitalSource Fourth Quarter 2012 - Financial Supplement

CapitalSource Inc.
Consolidated Balance Sheets
($ in thousands)

	December 31,
	2012	2011
	(Unaudited)

ASSETS
Cash and cash equivalents	$178,880	$231,701
Interest-bearing deposits in other banks	110,208	186,868
Other short-term investments	9,998	39,979
Restricted cash	104,044	65,484
Investment securities:
Available-for-sale, at fair value	1,079,025	1,188,002
Held-to-maturity, at amortized cost	108,233	111,706
Total investment securities	1,187,258	1,299,708
Loans held for sale	22,719	193,021
Loans held for investment	6,192,858	5,758,990
Less deferred loan fees and discounts	(53,628)	(68,843)
Total loans held for investment	6,139,230	5,690,147
Less allowance for loan and lease losses	(117,273)	(153,631)
Total loans held for investment, net	6,021,957	5,536,516
Interest receivable	29,112	38,796
Other investments	60,363	81,245
Goodwill	173,135	173,135
Deferred tax asset, net	362,283	45,445
Other assets	289,048	408,170
Total assets	$8,549,005	$8,300,068

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits	5,579,270	5,124,995
Term debt	177,188	309,394
Other borrowings	1,005,738	1,015,099
Other liabilities	161,637	275,434
Total liabilities	6,923,833	6,724,922

Shareholders' equity:
Preferred stock (50,000,000 shares authorized; no shares outstanding)	—	—
Common stock ($0.01 par value, 1,200,000,000 shares authorized; 209,551,674 and 256,112,205 shares issued and outstanding, respectively)	2,096	2,561
Additional paid-in capital	3,157,533	3,487,911
Accumulated deficit	(1,559,107)	(1,934,732)
Accumulated other comprehensive income, net	24,650	19,406
Total shareholders' equity	1,625,172	1,575,146
Total liabilities and shareholders' equity	8,549,005	8,300,068

CapitalSource Fourth Quarter 2012 - Financial Supplement

CapitalSource Inc.
Consolidated Statements of Comprehensive Income
(Unaudited)
($ in thousands, except per share data)

	Three Months Ended			Year Ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Net interest income:
Interest income:
Loans and leases	105,960	105,066	108,299	428,397	452,607
Investment securities	8,493	9,784	10,849	38,230	55,524
Other	468	384	189	1,587	2,259
Total interest income	114,921	115,234	119,337	468,214	510,390
Interest expense:
Deposits	12,366	12,738	13,406	51,035	53,609
Borrowings	6,506	6,775	9,557	28,372	96,401
Total interest expense	18,872	19,513	22,963	79,407	150,010
Net interest income	96,049	95,721	96,374	388,807	360,380
Provision for loan and lease losses	8,875	8,959	11,535	39,442	92,985
Net interest income after provision for loan and lease losses	87,174	86,762	84,839	349,365	267,395
Non-interest income:
Loan fees	6,662	4,174	4,799	18,561	16,234
Leased equipment income	4,298	3,299	2,774	14,113	3,748
Gain on investments, net	6,453	1,856	7,200	7,382	58,581
Loss on derivatives, net	(174)	(978)	(2,551)	(823)	(6,813)
Other non-interest income, net	3,310	946	4,093	10,613	20,944
Total non-interest income	20,549	9,297	16,315	49,846	92,694
Non-interest Expense:
Compensation and benefits	28,083	25,523	35,141	105,430	125,665
Professional fees	3,656	2,469	7,777	12,814	31,182
Occupancy expenses	3,438	3,422	3,817	16,840	15,480
FDIC fees and assessments	1,538	1,507	1,385	5,957	6,091
General depreciation and amortizations	1,398	1,330	1,596	5,934	6,879
Other administrative expenses	8,608	7,660	7,417	39,510	27,183
Total operating expenses	46,721	41,911	57,133	186,485	212,480
Leased equipment depreciation	3,036	2,307	2,012	9,919	2,720
Expense of real estate owned and other foreclosed assets, net	211	2,308	5,223	6,790	39,347
Loss (gain) on extinguishment of debt	—	—	5,328	(8,059)	119,007
Other non-interest expense, net	(545)	483	2,711	(1,453)	1,616
Total non-interest expense	49,423	47,009	72,407	193,682	375,170
Net income (loss) before income taxes	58,300	49,050	28,747	205,529	(15,081)
Income tax expense (benefit)	11,224	18,003	19,811	(285,081)	36,942
Net income (loss)	47,076	31,047	8,936	490,610	(52,023)

Other comprehensive income (loss), net of tax
Unrealized gain (loss) on available-for-sale securities, net of tax	2,793	2,315	(7,927)	5,595	13,292
Unrealized loss on foreign currency translation, net of tax	—	—	(4,492)	(351)	(3,827)
Other comprehensive income (loss)	2,793	2,315	(12,419)	5,244	9,465
Comprehensive income (loss)	49,869	33,362	(3,483)	495,854	(42,558)

Net income per share:
Basic	$ 0.23	$ 0.14	$ 0.03	$ 2.19	$ (0.17)
Diluted	$ 0.22	$ 0.14	$ 0.03	$ 2.13	$ (0.17)
Average shares outstanding:
Basic	208,438,784	219,664,637	264,836,221	223,928,583	302,998,615
Diluted	213,482,389	226,441,293	271,272,855	230,154,989	302,998,615
Dividends declared per share	0.51	0.01	0.01	0.22	0.04

CapitalSource Inc.
Segment Balance Sheets
(Unaudited)
($ in thousands)

	December 31, 2012				September 30, 2012
	CAPITALSOURCE BANK	OTHER COMMERCIAL FINANCE	INTERCOMPANY ELIMINATIONS	CONSOLIDATED	CAPITALSOURCE BANK	OTHER COMMERCIAL FINANCE	INTERCOMPANY ELIMINATIONS	CONSOLIDATED
ASSETS

Cash and cash equivalents and restricted cash	$ 230,305	$ 172,825	$ —	$ 403,130	$ 508,862	$ 178,045	$ —	$ 686,907
Investment securities:
Available-for-sale	1,052,775	26,250	—	1,079,025	1,069,923	24,147	—	1,094,070
Held-to-maturity	108,233	—	—	108,233	108,066	—	—	108,066
Loans	5,618,810	543,325	(186)	6,161,949	5,259,524	720,084	(513)	5,979,095
Allowance for loan and lease losses	(98,905)	(18,368)	—	(117,273)	(98,435)	(28,195)	—	(126,630)
Loans, net of allowance for loan and lease losses	5,519,905	524,957	(186)	6,044,676	5,161,089	691,889	(513)	5,852,465
Receivables due from affiliates	1,742	11,347	(13,089)	—	3,755	15,622	(19,377)	—
Other assets	458,683	454,665	593	913,941	434,258	502,540	(1,005)	935,793
Total assets	$ 7,371,643	$ 1,190,044	$ (12,682)	$ 8,549,005	$ 7,285,953	$ 1,412,243	$ (20,895)	$ 8,677,301

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Deposits	$ 5,579,270	$ —	$ —	$ 5,579,270	$ 5,535,482	$ —	$ —	$ 5,535,482
Borrowings	595,000	587,926	—	1,182,926	600,000	613,187	—	1,213,187
Balance due to affiliates	11,347	1,742	(13,089)	—	15,622	3,755	(19,377)	—
Other liabilities	85,179	78,672	(2,214)	161,637	69,211	120,580	(4,619)	185,172
Total liabilities	6,270,796	668,340	(15,303)	6,923,833	6,220,315	737,522	(23,996)	6,933,841

Shareholders' equity:
Common stock	921,000	2,096	(921,000)	2,096	921,000	2,152	(921,000)	2,152
Additional paid-in capital/retained earnings/deficit	165,398	494,958	938,070	1,598,426	129,197	650,712	939,542	1,719,451
Accumulated other comprehensive income, net	14,449	24,650	(14,449)	24,650	15,441	21,857	(15,441)	21,857
Total shareholders' equity	1,100,847	521,704	2,621	1,625,172	1,065,638	674,721	3,101	1,743,460

Total liabilities and shareholders' equity	$ 7,371,643	$ 1,190,044	$ (12,682)	$ 8,549,005	$ 7,285,953	$ 1,412,243	$ (20,895)	$ 8,677,301

CapitalSource Inc.
Segment Statements of Operations
(Unaudited)
($ in thousands

	Three Months Ended December 31, 2012				Three Months Ended September 30, 2012
Net interest income:	CAPITALSOURCE BANK	OTHER COMMERCIAL FINANCE	INTERCOMPANY ELIMINATIONS	CONSOLIDATED	CAPITALSOURCE BANK	OTHER COMMERCIAL FINANCE	INTERCOMPANY ELIMINATIONS	CONSOLIDATED
Interest income:
Loans and leases	$ 91,328	$ 14,305	$ 327	$ 105,960	$ 91,367	$ 15,171	$ (1,472)	$ 105,066
Investment securities	6,770	1,723	—	8,493	8,123	1,661	—	9,784
Other	446	22	—	468	317	67	—	384
Total interest income	98,544	16,050	327	114,921	99,807	16,899	(1,472)	115,234
Interest expense:
Deposits	12,366	—	—	12,366	12,738	—	—	12,738
Borrowings	2,756	3,750	—	6,506	2,783	3,992	—	6,775
Total interest expense	15,122	3,750	—	18,872	15,521	3,992	—	19,513
Net interest income	83,422	12,300	327	96,049	84,286	12,907	(1,472)	95,721
Provision for loan and lease losses	1,447	7,428	—	8,875	273	8,686	—	8,959
Net interest income after provision for loan and lease losses	81,975	4,872	327	87,174	84,013	4,221	(1,472)	86,762
Non-interest income:
Loan fees	6,524	138	—	6,662	3,469	705	—	4,174
Leased equipment income	4,298	—	—	4,298	3,299	—	—	3,299
Other non-interest income, net	7,421	7,860	(5,692)	9,589	6,817	734	(5,727)	1,824
Total non-interest income, net	18,243	7,998	(5,692)	20,549	13,585	1,439	(5,727)	9,297
Non-interest expense:
Compensation and benefits	27,599	484	—	28,083	25,254	269	—	25,523
Professional fees	1,013	2,643	—	3,656	1,404	1,065	—	2,469
Leased equipment depreciation	3,036	—	—	3,036	2,307	—	—	2,307
Expense of real estate owned and other foreclosed assets, net	835	(624)	—	211	16	2,292	—	2,308
Other non-interest expense, net	11,779	8,615	(5,957)	14,437	10,983	9,411	(5,992)	14,402
Total non-interest expense, net	44,262	11,118	(5,957)	49,423	39,964	13,037	(5,992)	47,009
Net income (loss) before income taxes	55,956	1,752	592	58,300	57,634	(7,377)	(1,207)	49,050
Income tax expense (benefit)	22,008	(11,857)	1,073	11,224	23,782	(5,779)	—	18,003
Net income (loss)	$ 33,948	$ 13,609	$ (481)	$ 47,076	$ 33,852	$ (1,598)	$ (1,207)	$ 31,047

	Year Ended December 31, 2012				Year Ended December 31, 2011
Net interest income:	CAPITALSOURCE BANK	OTHER COMMERCIAL FINANCE	INTERCOMPANY ELIMINATIONS	CONSOLIDATED	CAPITALSOURCE BANK	OTHER COMMERCIAL FINANCE	INTERCOMPANY ELIMINATIONS	CONSOLIDATED
Interest income:
Loans and leases	$ 359,233	$ 72,662	$ (3,498)	$ 428,397	$ 319,485	$ 132,752	$ 370	$ 452,607
Investment securities	32,396	5,834	—	38,230	48,359	7,165	—	55,524
Other	1,454	133	—	1,587	1,120	1,139	—	2,259
Total interest income	393,083	78,629	(3,498)	468,214	368,964	141,056	370	510,390
Interest expense:
Deposits	51,035	—	—	51,035	53,609	—	—	53,609
Borrowings	11,061	17,311	—	28,372	9,193	87,208	—	96,401
Total interest expense	62,096	17,311	—	79,407	62,802	87,208	—	150,010
Net interest income	330,987	61,318	(3,498)	388,807	306,162	53,848	370	360,380
Provision for loan and lease losses	16,192	23,250	—	39,442	27,539	65,446	—	92,985
Net interest income (loss) after provision for loan and lease losses	314,795	38,068	(3,498)	349,365	278,623	(11,598)	370	267,395
Non-interest income:
Loan fees	16,089	2,472	—	18,561	8,678	7,556	—	16,234
Leased equipment income	14,113	—	—	14,113	3,748	—	—	3,748
Other non-interest income, net	30,293	12,050	(25,171)	17,172	29,271	116,395	(72,954)	72,712
Total non-interest income, net	60,495	14,522	(25,171)	49,846	41,697	123,951	(72,954)	92,694
Non-interest expense:
Compensation and benefits	102,417	3,013	—	105,430	49,941	79,680	(3,956)	125,665
Professional fees	5,628	7,186	—	12,814	4,054	27,128	—	31,182
Leased equipment depreciation	9,919	—	—	9,919	2,720	—	—	2,720
Expense of real estate owned and other foreclosed assets, net	2,169	4,621	—	6,790	12,756	26,591	—	39,347
(Gain) loss on extinguishment of debt	—	(8,059)	—	(8,059)	—	119,007	—	119,007
Other non-interest expense, net	48,436	44,583	(26,231)	66,788	80,239	48,246	(71,236)	57,249
Total non-interest expense, net	168,569	51,344	(26,231)	193,682	149,710	300,652	(75,192)	375,170
Net income (loss) before income taxes	206,721	1,246	(2,438)	205,529	170,610	(188,299)	2,608	(15,081)
Income tax expense (benefit)	84,055	(370,209)	1,073	(285,081)	57,996	(21,054)	—	36,942
Net income (loss)	$ 122,666	$ 371,455	$ (3,511)	$ 490,610	$ 112,614	$ (167,245)	$ 2,608	$ (52,023)

CapitalSource Inc.
Selected Financial Data
(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
CapitalSource Bank Segment:

Performance ratios:
Return on average assets	1.84%	1.88%	1.63%	1.73%	1.77%
Return on average equity	12.53%	12.75%	10.38%	11.73%	11.36%
Return on average tangible equity	14.93%	15.25%	12.44%	14.06%	13.76%
Yield on average interest earning assets	5.72%	5.88%	5.96%	5.90%	6.13%
Cost of interest bearing liabilities	0.98%	1.02%	1.16%	1.04%	1.19%
Deposits	0.89%	0.93%	1.07%	0.95%	1.11%
Borrowings	1.83%	1.85%	2.01%	1.88%	2.02%
Net interest spread	4.74%	4.86%	4.80%	4.86%	4.94%
Net interest margin	4.84%	4.97%	4.95%	4.97%	5.09%
Operating expenses as a percentage of average total assets	2.22%	2.07%	2.14%	2.21%	2.11%
Efficiency ratio (1)	41.32%	38.83%	39.43%	41.10%	38.88%
Loan yield	6.80%	6.95%	7.25%	7.01%	7.71%
Capital ratios:
Tier 1 leverage	13.06%	12.82%	13.61%	13.06%	13.61%
Total risk-based capital	16.50%	16.69%	17.43%	16.50%	17.43%
Tangible common equity to tangible assets	12.89%	12.55%	13.25%	12.89%	13.25%
Average balances ($ in thousands):
Average loans	$ 5,342,683	$ 5,231,242	$ 4,642,500	$ 5,121,261	$ 4,145,130
Average assets	7,327,136	7,174,140	6,643,685	7,094,631	6,356,036
Average interest earning assets	6,859,237	6,752,549	6,286,584	6,663,700	6,016,613
Average deposits	5,557,241	5,469,501	4,982,956	5,400,247	4,808,141
Average borrowings	597,772	597,674	511,957	587,301	455,055
Average equity	1,077,507	1,056,261	1,044,969	1,045,760	991,485

Other Commercial Finance Segment:

Performance ratios:
Return on average assets	4.05%	(0.43)%	(4.17)%	27.14%	(6.28)%
Return on average equity	8.65%	(0.86)%	(11.33)%	65.09%	(17.14)%
Yield on average interest earning assets	8.17%	7.66%	7.42%	8.40%	6.69%
Cost of interest bearing liabilities	2.49%	2.56%	3.11%	2.60%	5.99%
Net interest spread	5.68%	5.10%	4.31%	5.80%	0.70%
Net interest margin	6.26%	5.85%	5.28%	6.55%	2.55%
Operating expenses as a percentage of average total assets	3.57%	2.92%	9.32%	4.08%	7.70%
Loan yield	8.41%	7.91%	7.60%	8.75%	8.38%
Average balances ($ in thousands):
Average loans	$ 676,349	$ 763,361	$ 1,187,295	$ 830,316	$ 1,583,594
Average assets	1,335,561	1,477,940	1,741,678	1,368,522	2,662,409
Average interest earning assets	781,428	877,722	1,287,652	935,527	2,108,568
Average borrowings	600,328	621,371	889,659	665,937	1,456,558
Average equity	625,945	742,001	640,193	570,693	975,890

Consolidated CapitalSource Inc.: (2)

Performance ratios:
Return on average assets	2.17%	1.43%	0.43%	5.80%	(0.58)%
Return on average equity	10.97%	6.85%	2.10%	30.25%	(2.64)%
Return on average tangible equity	12.23%	7.58%	2.10%	33.89%	(2.64)%
Yield on average interest earning assets	5.98%	6.01%	6.25%	6.16%	6.28%
Cost of interest bearing liabilities	1.11%	1.16%	1.43%	1.19%	2.23%
Net interest spread	4.87%	4.85%	4.82%	4.97%	4.05%
Net interest margin	5.00%	4.99%	5.05%	5.12%	4.43%
Efficiency ratio (1)	41.14%	40.81%	58.29%	43.50%	47.18%
Operating expenses as a percentage of average total assets	2.16%	1.94%	2.74%	2.21%	2.37%
Leverage ratios:
Equity to total assets (as of period end)	19.01%	20.09%	18.98%	19.01%	18.98%
Tangible common equity to tangible assets	17.33%	18.47%	17.23%	17.33%	17.23%
Average balances ($ in thousands):
Average loans	$ 6,018,343	$ 5,995,021	$ 5,833,113	$ 5,952,699	$ 5,732,172
Average assets	8,642,344	8,648,882	8,330,008	8,456,527	8,963,290
Average interest earning assets	7,639,977	7,630,690	7,577,554	7,600,348	8,128,628
Average borrowings	1,198,100	1,219,045	1,401,616	1,253,237	1,911,613
Average deposits	5,557,241	5,469,501	4,982,956	5,400,247	4,808,141
Average equity	1,706,761	1,802,085	1,691,123	1,621,874	1,973,070

(1) Efficiency ratio is defined as operating expense (non-interest expense less REO expense, early debt term expense, provision for unfunded commitments and lease depreciation) divided by net interest and non-interest income, less leased equipment depreciation.
(2) Applicable ratios have been calculated on a continuing operations basis.

CapitalSource Inc.
Credit Quality Data
(Unaudited)

	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011

Loans 30-89 days contractually delinquent:
As a % of total loans(1)	0.39%	0.50%	0.01%	0.31%	0.21%
Loans 30-89 days contractually delinquent	$24.6	$30.2	$0.7	$19.0	$12.7

Loans 90 or more days contractually delinquent:
As a % of total loans(1)	0.66%	0.75%	1.04%	1.22%	1.61%
Loans 90 or more days contractually delinquent	$41.3	$45.5	$63.1	$73.8	$95.8

Loans on non-accrual:(2)
As a % of total loans(1)	1.98%	2.70%	3.35%	3.94%	4.72%
Loans on non-accrual	$123.4	$163.0	$203.1	$238.2	$280.7

Impaired loans:(3)
As a % of total loans(1)	3.32%	4.50%	6.03%	6.51%	7.15%
Impaired loans	$206.1	$271.2	$365.7	$393.4	$425.3

Allowance for loan and lease losses:
As a % of total loans(4)	1.91%	2.15%	2.23%	2.61%	2.70%
As a % of non-accrual loans	95.05%	77.70%	65.66%	63.76%	54.74%
Allowance for loan and lease losses	$117.3	$126.6	$133.4	$151.9	$153.6

Net charge offs (last twelve months):
As a % of total average loans	1.27%	2.09%	2.30%	3.31%	4.62%
Net charge offs (last twelve months)	$75.8	$123.7	$134.0	$190.6	$268.5

(1) Includes loans held for investment and loans held for sale. Excludes deferred loan fees and discounts and the allowance for loan and lease losses.
(2) Includes loans with an aggregate principal balance of $41.3 million, $45.5 million, $63.1 million, $73.7 million, and $90.2 million as of December 31, 2012, September 30, 2012, June 30, 2012, March 31, 2012, and December 31, 2011, respectively, that were also classified as loans 90 or more days contractually delinquent. Also includes non-performing loans held for sale that had an aggregate principal balance of $2.4 million, $2.9 million, $3.1 million, and $118.7 million as of December 31, 2012, December 31, 2011, September 30, 2011, and June 30, 2011, respectively. As of September 30, 2012, June 30, 2012 and March 31, 2012 there were no non-performing loans classified as held for sale.
(3) Includes loans with an aggregate principal balance of $40.3 million, $45.5 million, $63.1 million, $73.7 million, and $94.9 million as of December 31, 2012, September 30, 2012, June 30, 2012, March 31, 2012, and December 31, 2011, respectively, that were also classified as loans 90 or more days contractually delinquent, and loans with an aggregate principal balance of $120.9 million, $163.0 million, $203.1 million, $238.2 million, and $277.8 million as of December 31, 2012, September 30, 2012, June 30, 2012, March 31, 2012, and December 31, 2011, respectively, that were also classified as loans on non-accrual status.
(4) Includes loans held for investment and deferred loan fees and discounts. Excludes the allowance for loan and lease losses.
CONTACT: Investor Relations:
         Dennis Oakes
         Senior Vice President, Investor Relations
         & Corporate Communications
         (212) 321-7212
         doakes@capitalsource.com

         Media Relations:
         Michael Weiss
         Director of Communications
         (301) 841-2918
         mweiss@capitalsource.com